Exhibit 3.26

ARTICLES OF ASSOCIATION

§1

Business name, registered office

1.	The Company constitutes a limited liability company and shall carry on its business under the business name of:

NL Drahtseile GmbH [limited liability company]

2.	The Company’s registered office shall be in Celle.

§2.

Company’s business purpose

1.	The Company’s business purpose is

production of wires and ropes as well as trade in all sorts of goods that do not require obtaining of official permission.

2.	The Company may conduct all transactions which contribute directly or indirectly to the Company’s business purpose. The Company may open and operate branches and representative offices, as well as participate in other business entities of the same type.

§3

Share capital, shares

1.	The share capital of the Company is EUR 3,825,000 (in words: three million, eight hundred and twenty-five thousand euros).

2.	Shares in the share capital shall be contributed in cash.

3.	Each shareholder shall immediately pay in cash the amount of 1/2 of the shares subscribed for in the share capital; the remainder shall be paid to the Company upon the Company’s request.

§4

Management Board member/members, governing company affairs

1.	The Company shall have one or more members of the Management Board.

2.	Management Board members are obliged to conduct the Company’s business in accordance with provisions of law, these Articles of Association and Company resolutions.

3.	Management Board members shall require a prior and approving Shareholder’s resolution in respect of all matters and transactions going beyond the Company’s regular commercial scope, in particular for all matters and transactions provided for in §8 of these Articles of Association.

§5

Manner of representation

1.	If the Management Board is composed of one person only, the Company shall be represented by the Management Board member acting solely. In case the Management Board is composed of more than one member, the Company shall be represented by two members of the Management Board acting jointly, or one member of the Management Board acting together with a registered proxy.

2.	The Shareholders Meeting may also authorise Management Board members to represent the Company solely in the event the Management Board is composed of more than one member. The Shareholders Meeting may release the Management Board members from the restrictions provided for in § 181 of the Civil Code [§ 181 BGB].

§6

Shareholders Meetings

1.	The Shareholders Meeting shall be convened by the Management Board members. Each Management Board member shall be solely authorised to convene the Shareholders Meeting.

2.	The Shareholders Meeting should be convened by registered letter sent to each shareholder, providing location, date and the proposed agenda of the meeting, at least 3 weeks in advance of the date of an Annual Shareholders Meeting and 2 weeks in advance of the date of an Extraordinary Shareholders Meeting. The running of the notice period commences as of the day succeeding dispatch of letters by post. The date of the Shareholders Meeting does not fall within the notice period.

3.	The Shareholders Meeting shall be capable of adopting resolutions if at least 50% of the share capital is represented at the Shareholders Meeting. If less than 50% is represented, a new Shareholders Meeting with the same agenda shall be convened subject to point 2 above. The new Shareholders Meeting shall be capable of adopting resolutions regardless of the share capital represented, if the notification convening such a Shareholders Meeting thus indicates.

4.	Shareholders Meetings shall be held at the Company’s registered office if not all shareholders have consented to another location.

5.	If all shareholders are present or represented and consent to adopting resolutions, the resolutions may be adopted even if not all legal regulations or provisions of these Articles of Association referring to calling and notice of the Shareholders Meeting have been observed.

6.	If the Shareholders Meeting is not reported in the form of notarial minutes, written minutes of the Shareholders Meeting shall be compiled, providing date and location, agenda of the meeting, subject of deliberations, list of attendance and wording of adopted resolutions. The minutes shall be signed by the Chairman of the meeting and official copies of the minutes shall be sent to all shareholders without delay.

§7

Shareholders’ resolutions

1.	Company resolutions shall be adopted at Shareholders Meetings. Resolutions may be adopted without convening the Shareholders Meeting if the legal rules and regulations in force do not require other form, including in writing, by telex, telegraph, or making use of the most modern forms of telecommunication, provided all shareholders participate in such procedure of voting.

2.	If the Shareholders Meeting is not reported in the form of notarial minutes, written minutes shall be compiled concerning each resolution adopted other than at Shareholders Meeting, providing the date and form of adopting the resolution, its contents and numbers of votes cast for each resolution. The minutes shall be signed by the Chairman of the deliberations and a written form shall be sent to all shareholders without delay.

3.	The resolutions shall be adopted by an ordinary majority of votes, unless statutes or law envisage a necessarily greater majority. In case of an equal number of votes, the motion shall be rejected.

4.	Each EUR 50 standing for one share in the Company is entitled to one vote at the Shareholders Meeting.

5.	Shareholders’ resolutions may be challenged within 4 weeks.

§8

Shareholders Meeting entitlements

The following matters shall require a resolution of the Shareholders Meeting:

a	appointment and removal of members of the Management Board and concluding, terminating and amending of their employment contracts;

b	granting and revoking of a commercial proxy and of a general power of attorney;

c	excluding and accepting of new shareholders;

d	increase or decrease of the share capital, amendment of the Company’s business purpose or other amendments of the Articles of Association;

e	purchase, disposal or encumbrance of lands or rights to land;

f	creation and dissolution of branches;

g	legal action and/or actions of any type, if they are beyond the scope of standard transactions of the Company;

h	receiving guarantees, providing guarantees and statements on patronage, which does not relate to standard business guarantees;

i	undertaking writ obligations and obligations on guaranteeing and taking or giving credits and securities of any type;

j	transfer of the Company’s registered office;

k	winding up of the Company;

l	all transactions that shareholders shall decide by shareholder’s resolution as requiring consent.

Unless these Articles of Association provide otherwise, the consent for transactions, operations or means specified in sub-points from a) to l) above shall require a majority of 75% of votes cast.

§9

Financial year

The Company’s financial year shall be the calendar year. The first financial year of the Company shall be extended and shall end on 31.12.2007.

§10

Annual balance-sheet

1.	The Management Board members shall prepare the annual financial balance-sheet (together with profit and loss account with schedule) and a report on Company activity for the ended financial year within 3 months from the end of the financial year.

2.	The balance sheet may be prepared in accordance with provisions of §264 of the Civil Code [§264 HGB] within 6 months, if this is in accordance with the requirements of good professional practice of the Company. The annual balance-sheet together with the report on the Company’s activity shall be submitted to shareholders without delay for the purpose of adopting a resolution in respect of allocation of profit.

§11

Allocation of profit

1.	The Shareholders have the right to the annual surplus, together with transfer of profit to another financial year and with deduction / transfer of the loss, if in a resolution on allocation of the profit shareholders shall not exclude amounts being additional costs from division between the shareholders. Shareholders may also adopt a resolution on designating an amount to reserves made from profit or transfer amounts as profit. Division of the remaining profit takes place in proportion to shares in the enterprise. The provisions of § 19 of the act on limited liability companies shall be binding in remaining matters.

2.	The right to share in profit cannot be assigned, and cannot be subject to encumbrance (pledge, etc.) in any form.

§12

Transferring shares in the enterprise

Transferring one share in the enterprise or one part of a share in the enterprise, in particular assignment thereof shall require consent from the Shareholders Meeting. This consent shall require a majority of 51% of cast votes. Assignment of one share in the enterprise or part of one share in the enterprise to a shareholder is allowable without consent of the remaining shareholders.

§13

Redemption of shares

1.	Redemption of shares in the enterprise is allowable.

2.	Redemption of shares of a shareholder in the enterprise without his consent or that of his heirs is allowable if:

a.	the share in the enterprise can be secured by creditor of a shareholder or through enforcement, and the enforcement actions shall not be discontinued within 2 months, not later than by sale of the share in the enterprise;

b.	insolvency proceedings have been instituted in relation to the assets of the shareholder, a motion for commencement of such proceedings has been commenced due to the lack of potential bankruptcy estate, or the shareholder has given assurances in place of a guarantee as to concordance of a list of his assets;

c.	there is an important reason in person of the shareholder justifying his exclusion;

d.	the shareholder files an action for dissolution or a statement on leaving the company;

e.	the shareholder leaves the company;

f.	the shareholder has died.

3.	A declaration on redemption of shares shall be made by the management of the company. This requires a resolution of the shareholders meeting, adopted by a majority of votes cast. The given shareholder or his heirs shall not have right to vote.

4.	The given shareholder shall leave the company with the moment of redemption of the whole share in enterprise and his right to vote shall expire. Additionally, a shareholder who is a management board member shall lose the right to manage the enterprise and his agreement to manage enterprise shall expire.

5.	In all cases of redemption or assignment of shares in the enterprise, the shareholder leaving the company or his heirs shall have the right to compensation, which shall correspond to the book value of his share (nominal amount together with share in open reserves and transfer of profit after deduction of possible transfer of losses).

6.	Payment of compensation shall be made in three equal annual instalments, where the first shall be paid 6 months after the date of leaving, and the next shall be payable annually from the first payment term. Each amount due shall bear interest at 5%. Interest shall be payable annually, at the end of the year.

In case of differences of view regarding the amount of the compensation, the amount of compensation shall be set by an auditor acting as an opinion-granting arbiter. The latter shall be indicated by a locally appropriate Auditors Office upon request of the company.

The redemption shall also remain effective in situation where the compensation amount is subject to dispute. In such a situation, assignment shall take place instead of redemption on the basis of a resolution, even if the compensation amount has not yet been set.

§14

Request for assignment instead of redemption

1.	If redemption of a share in an enterprise shall be allowable, the company may request from a given shareholder or else his heirs or from a court administrator that instead of redemption the share in the enterprise be assigned to the company or other person indicated by it, who can also be a shareholder, in such manner that the share in the enterprise shall be partially redeemed and the remaining part be assigned to the company or other person indicated by it. § 19 of the act on limited liabilities companies shall remain intact.

2.

If the company requests assignment of a share in the enterprise to itself or to a person indicated by it instead of its redemption, the regulations of § 13 sections 3, 4 and 5 shall respectively apply, assuming that compensation for the assigned share in the enterprise is due from the purchaser of the share in the enterprise and that the company is liable for its payment as a guarantor.

§ 30 section 1 of the act on limited liabilities companies shall remain intact.

§15

Duration

1.	Duration of the company is indefinite.

§16

Termination Notice

1.	Each shareholder has right to 12 month termination notice to the company at the end of each financial year. Termination notice requires written form for its effectiveness, and should be addressed to the company and each of the shareholders by registered mail with confirmation of receipt.

2.	Termination notice does not result in liquidation of the company, but only the departure of the shareholder giving termination notice. The share of the departing shareholder shall be redeemed on the basis of a resolution adopted by shareholders meeting on the day of filing of the termination notice or else be assigned in whole or in part to one or more shareholders or a third person indicated by the company. The regulations of § 13 sections 3, 4 and 5 of these articles of association shall remain binding in remaining matters.

§17

Departure of a shareholder, dissolution, liquidation

1.	In case of departure by a shareholder, whether through termination notice, withdrawal, exclusion, death or other event of departure regulated by these articles of association or provisions of law, the company shall not be dissolved, but shall be managed further by remaining shareholders without its liquidation.

2.	The shareholders may adopt resolution on liquidation of the company with a qualified majority.

3.	The management board members shall be the liquidators.

§18

Announcements

The announcements of the company shall be published in the Federal Monitor [Bundesanzeiger] in electronic form.

§19

Non-competition

1.	The shareholder shall be prohibited from directly or indirectly participating in competition to the company, in any area of its activity.

2.	If a shareholder leaves the company or his share in the enterprise is redeemed, he shall then be prohibited for a period of 9 months from direct or indirect participation in competition to the company, in any area of its activity in which the company is active at the moment of his departure or the redemption.

3.	In case of actions being contrary to the prohibition on competition the person acting contrary to the prohibition shall pay a contractual penalty in the amount of DM 10,000.00 for each case of breach. Each further two weeks of continued prohibited action shall be deemed as an independent and individually prohibited action. Payment of the contractual penalty does not exclude the right to request compensation and cessation. The contractual penalty shall be calculated against compensation.

4.	The Shareholders meeting may, through the majority as required to change the articles of association of the company, grant release from the non-competition clause, expand it, limit it, abolish it and/or adopt a resolution if and in what amount the company should be paid appropriate remuneration.

5.	Non-competition shall not apply to already existing enterprises and transactions of the shareholders. In this scope, past and future shareholders are explicitly released from the competition prohibition.

6.	The first management board member is hereby released from past and future competition prohibition regarding existing enterprises and transactions of the management board member.

§ 20

Outlays connected with establishment of the company, costs

The company shall incur the costs of this agreement, fees and announcements, and thus the total outlay connected with establishment of the Company, being up to EUR 2,500.00.

§ 21

Severability clause

If any provisions of this agreement should be ineffective, then the validity of this agreement in its remaining parts shall remain intact. Any invalid provision of the agreement should be changed, supplemented or substituted so as to achieve the intended business purpose of the invalid provision.